EXHIBIT 23.1


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     We consent to the inclusion in this Prospectus, which is a part of the Registration Statement of OBN Holdings, Inc. on Amendment No. 1 of
Form SB-2, of our report dated August 7, 2003 except for Note 8 as to which the date is August 18, 2003, on the consolidated financial statements of OBN Holdings, Inc. and subsidiaries as of June 30, 2003 and for each of the years in the two-year period then ended, and for the period from January 17, 2001 (date of inception) to June 30, 2003. We also consent to the reference to us as it appears under the caption
"Experts" in such Prospectus.


                                           /s/ Corbin & Company, LLP
                                           --------------------------
                                           CORBIN & COMPANY, LLP

Irvine, California
October 27, 2003